SMALLCAP World Fund, Inc. 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455

March 31, 2011

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$210,257
Class B	$2,673
Class C	$7,653
Class F1	$10,417
Class F2	$4,577
Total	$235,577
Class 529-A	$8,269
Class 529-B	$297
Class 529-C	$1,537
Class 529-E	$393
Class 529-F1	$789
Class R-1	$384
Class R-2	$5,629
Class R-3	$8,347
Class R-4	$7,568
Class R-5	$6,317
Class R-6	$7,857
Total	$47,387

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.5210
Class B	$0.2381
Class C	$0.2914
Class F1	$0.5344
Class F2	$0.6291
Class 529-A	$0.5186
Class 529-B	$0.2058
Class 529-C	$0.2645
Class 529-E	$0.4239
Class 529-F1	$0.5826
Class R-1	$0.2943
Class R-2	$0.2697
Class R-3	$0.4266
Class R-4	$0.5386
Class R-5	$0.6379
Class R-6	$0.6541

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	403,046
Class B	10,568
Class C	26,544
Class F1	19,805
Class F2	8,016
Total	467,979
Class 529-A	16,961
Class 529-B	1,387
Class 529-C	6,163
Class 529-E	991
Class 529-F1	1,430
Class R-1	1,302
Class R-2	20,687
Class R-3	19,523
Class R-4	14,448
Class R-5	10,110
Class R-6	13,723
Total	106,725

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$39.91
Class B	$37.86
Class C	$37.51
Class F1	$39.56
Class F2	$39.98
Class 529-A	$39.69
Class 529-B	$38.27
Class 529-C	$38.17
Class 529-E	$39.14
Class 529-F1	$39.76
Class R-1	$38.30
Class R-2	$38.31
Class R-3	$39.05
Class R-4	$39.65
Class R-5	$40.29
Class R-6	$39.92